Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports Fourth Quarter and Year End 2015 Financial Results

Management to Review Results and Provide General Update

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California—March 28, 2016 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA, “Alexza”, or the “Company”) today reported financial results for the quarter and year ended December 31, 2015. The net loss for the fourth quarter was $3.0 million compared to $6.7 million during the same quarter in 2014. The net loss for the years ended December 31, 2015 and 2014 was $21.3 million and $36.7 million, respectively. At December 31, 2015, Alexza had consolidated cash and cash equivalents of $7.8 million.

“We continue our efforts to increase the value of ADASUVE, our pipeline and of Alexza,” said Thomas B. King, President and CEO of Alexza Pharmaceuticals. “In the last six months, we have decreased our costs, repositioned our management team, secured additional financing and continued to work with Guggenheim to explore strategic options.”

King continued, “We continue our discussions with Ferrer regarding the non-binding letter of intent we executed with them in February. This transaction would be Ferrer’s proposed acquisition of all outstanding shares of our common stock.”

King added, “We recently completed the reacquisition of the ADASUVE U.S. commercial rights from Teva. We continue to remain confident in the long-term commercial prospects for ADASUVE globally. For the ADASUVE U.S. commercial rights, we are looking into different options for product commercialization. In the interim, we are managing the commercial and regulatory aspects of ADASUVE for the U.S. market. We will continue to evaluate all of our options and pursue the strategy that we believe will allow us to maximize value for our stockholders.”

Alexza believes that, based on its cash and cash equivalent balances at December 31, 2015, the additional $1.0 million drawn in March 2016 under the promissory note issued to Ferrer in September 2015, and it’s expected cash usage, it has sufficient capital resources to meet its anticipated cash needs until the end of April 2016. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated, or to alter the Company’s operations. Even if circumstances do not cause Alexza to consume capital significantly faster or slower than currently anticipated, Alexza may be forced to significantly reduce operations if its business prospects do not improve. If Alexza is unable to source additional capital, it may be forced to shut down operations altogether.

Alexza Business Updates

•	In March 2016, the Nasdaq Listing Qualifications Panel issued a determination granting Alexza’s request for the continued listing of its common stock on The Nasdaq Capital Market. Alexza’s continued listing on The Nasdaq Capital Market is subject to, among other things, evidence of Alexza’s compliance with the minimum $35 million market value of listed securities requirement by June 14, 2016.

•	In February 2016, Alexza announced that it had entered into a non-binding letter of intent with Ferrer with respect to Ferrer’s proposed acquisition of all outstanding shares of Alexza’s stock. The non-binding letter of intent does not constitute a binding agreement to consummate such acquisition and it entitles both Alexza and Ferrer to terminate discussions at any time in either party’s sole discretion.

•	In February 2016, Alexza announced that it reacquired the U.S. commercial rights for ADASUVE® (loxapine) inhalation powder from Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd. (Teva). Alexza and Teva also restructured the obligations under the outstanding note from Teva. In conjunction with the reacquisition of U.S. commercial rights for ADASUVE, Alexza and Teva have completed a transition agreement, which is intended to provide continued availability of ADASUVE by Alexza to patients and health care providers.

•	In December 2015, Alexza announced interim results of its Phase 2a study of AZ-002 (Staccato® alprazolam) in epilepsy patients. AZ-002 produced a dose-related decrease in mean Standardized Photosensivity Range, which is the primary endpoint in the study. There were also dose-related changes in two visual-analogue scales for sedation and for alertness, which are established pharmacodynamic markers of benzodiazepine drug activity. Importantly, in both measures the pharmacodynamic effect was demonstrated at the two-minute time point, which was the first assessment in the study, demonstrating the rapid onset of effect of alprazolam as delivered by the Staccato technology.

•	In December 2015, a supplemental New Drug Application (sNDA) was submitted to the FDA, seeking certain changes in the product labeling and REMS. The review period for this sNDA is projected to be six months. In Europe, Ferrer and Alexza have met with various EU regulatory authorities to explore the potential expansion of the ADASUVE label in Europe.

•	In September 2015, Alexza issued a promissory note to Ferrer, due and payable upon Ferrer’s demand on May 31, 2016. The terms of the note provide that Alexza can borrow up $5.0 million from Ferrer. To date, Alexza has made two draws against the note, (i) a draw for $3.0 million in September 2015 and (ii) a second draw for $1.0 million in March 2016.

Financial Results—Periods Ended December 31, 2015 and 2014

Alexza recorded revenues of $0.7 million and $5.0 million in the quarter and year ended December 31, 2015, respectively, compared to $1.5 million and $5.6 million in the same periods in 2014, respectively. Revenues consist of: i) product sales from units of ADASUVE sold to Teva and Ferrer, ii) the amortization of the upfront payments received from Ferrer, iii) milestone revenues from Ferrer, and iv) royalty revenues from Teva for U.S. sales.

Revenues for the quarter and year ended December 31, 2015 and 2014 were as follows (in thousands):

	Three Months Ended		Twelve Months
	December 31,		December 31,
	2015	2014	2015	2014
Product revenue	$(39)	$918	$2,355	$2,564
Milestone revenue	—	—	—	1,000
Amortization of upfront payments	712	530	2,666	1,987
Royalty revenue	—	6	5	10

Total revenues	$673	$1,454	$5,026	$5,561

GAAP operating expenses were $10.7 million and $45.0 million in the quarter and year ended December 31, 2015, respectively, and $8.7 million and $43.0 million in the same periods in 2014, respectively.

Cost of goods sold were $7.2 million and $21.1 million during the quarter and year ended December 31, 2015, compared to $4.0 million and $15.9 million in the same periods in 2014, respectively. During the year ended 2015, Alexza completed the fulfillment of the Teva and Ferrer orders and the suspension of the ADASUVE commercial production operations in the third quarter of 2015. During the fourth quarter of 2015, the Company recognized an additional non-cash impairment charges of $7.2 million after concluding that the carrying amounts of its production-related long-lived assets, inventory, and prepayments exceeded their fair values given its continued operating losses, the uncertainty of when it will resume commercial production, the limited ability to sell the capitalized equipment, and its basic ability to continue as a going concern. The aggregate amount of non-cash impairment charges in the year 2015 were $10.8 million. There were no impairment charges in the year ended 2014.

Beginning in the fourth quarter of 2015, though fixed overhead costs decreased, they were not allocated to cost of goods sold as production operations were suspended. Larger percentages were allocated to research and development expenses.

In 2015, Alexza shipped 86,903 units of ADASUVE to Ferrer and 25,341 units of ADASUVE to Teva. In 2014, Alexza shipped 21,209 units of ADASUVE to Ferrer for the EU and Latin American markets and 74,097 to Teva for the U.S. market.

Research and development expenses were $1.7 million in the quarter and $11.7 million in the year ended December 31, 2015, compared to $3.2 million and $13.7 million in the same periods in 2014, respectively. The decrease in the fourth quarter and during the year ended 2015 as compared to the same periods in 2014 was primarily due to the transfer of certain MAA post-approval commitments for ADASUVE to Ferrer in June 2015, and a reduction in Alexza employee headcount. Alexza received a refund of approximately $0.8 million from a service provider to settle its account prior to transitioning certain MAA obligations for ADASUVE to Ferrer. Alexza anticipates continuing to incur expenses related to its AZ-002 Phase 2a clinical trial, and, if financing is secured, expenses related to the clinical development of AZ-007. With the suspension of commercial ADASUVE production operations in the third quarter of 2015, larger percentages of fixed overhead costs were allocated to research and development expenses, beginning in the fourth quarter of 2015.

General and administrative expenses were $1.8 million in the quarter and $12.2 million in the year ended December 31, 2015, as compared to $1.6 million and $13.3 million in the same periods in 2014, respectively. The decrease in general and administrative expenses during the year 2015 as compared to the year 2014 was primarily due to its reduction in employee headcount, decreased accounting fees due to the change in auditors and lower consulting expenses.

In connection with the exercise of Alexza’s option to purchase all of the outstanding equity of Symphony Allegro, Inc., or Allegro, in 2009, Alexza is obligated to make contingent cash payments to the former Allegro stockholders related to certain payments received by Alexza from future collaboration agreements pertaining to ADASUVE/AZ-104 (Staccato loxapine) or AZ-002 (Staccato alprazolam). In order to estimate the fair value of the liability associated with the contingent cash payments, Alexza prepared several cash flow scenarios for ADASUVE, AZ-104 and AZ-002, which are subject to the contingent payment obligation. Each potential cash flow scenario consisted of assumptions of the range of estimated milestone and license payments potentially receivable from such collaborations and assumed royalties received from future product sales. Based on these estimates, Alexza computed the estimated payments to be made to the former Allegro stockholders. Payments were assumed to terminate in accordance with current agreement terms or, if no agreements exist, upon the expiration of the related patents.

In 2015, Alexza updated the discounted cash flow model to reflect the impact of its reacquisition of the U.S. commercial rights for ADASUVE from Teva by updating the U.S. ADASUVE sales estimates and partnership milestones, and changing the probability weightings. Additionally, it updated the estimated sales of ADASUVE in the Ferrer Territories and changed the timing and amount of certain milestones for ADASUVE sales outside of the United States and the Ferrer Territories, and AZ-002. These changes resulted in its recognizing a non-operating, non-cash gain of $27.1 million in 2015.

In 2014, Alexza modified the assumptions associated with the amount and timing of milestones and royalties projected for ADASUVE and AZ-002, the probability that AZ-002 would be licensed or sold by Alexza, and the effects of the passage of one year on the present value computation. In addition, it increased the discount rate used to compute the fair value of the contingent consideration liability from 16.5% to 20% to reflect an increase in its estimated weighted average cost of capital. These changes resulted in a non-operating, non-cash gain of $8.1 million in 2014.

Conference Call Information—5:00 p.m. Eastern Time on March 28, 2016

To access the webcast via the Internet, go to www.alexza.com, under the “Investors” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

1-844-492-3732 or +1-412-542-4199 (international)

Passcode: Please ask to be joined into the Alexza Pharmaceuticals call

REPLAY:

1-877-344-7529 or +1-412-317-0088 (international)

Passcode: 10082706

A replay of the conference call may also be accessed at www.alexza.com under the “Investors” link. A replay of the call will be available for 7 days following the conference call.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and is currently available in 20 countries. The product is approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release and associated conference call contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the ability of Alexza and Ferrer to effectively and profitably commercialize ADASUVE, Alexza’s ability to secure a new U.S. commercial partner for ADASUVE and the terms of any such partnership, estimated product revenues and royalties associated with the sale of ADASUVE, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
+1 650 944 7900 (investors / media)
investor.info@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	673	1,454	5,026	5,561
Operating expenses:
Cost of goods sold	7,175	3,952	21,129	15,925
Research and development	1,668	3,195	11,716	13,748
General and administrative	1,813	1,571	12,205	13,344

Total operating expenses	10,656	8,718	45,050	43,017
Loss from operations	(9,983)	(7,264)	(40,024)	(37,456)
(Loss)/gain on change in fair value of contingent consideration liability	8,900	2,800	27,132	8,149
Interest and other income/ (expense), net	115	(9)	28	13
Interest expense	(2,050)	(2,234)	(8,446)	(7,438)

Net loss	$(3,018)	$(6,707)	$(21,310)	$(36,732)

Basic and diluted net loss per share	$(0.15)	$(0.35)	$(1.08)	$(2.07)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$7,755	$15,200
Marketable securities	—	19,574
Receivables	—	173
Inventory	—	3,729
Prepaid expenses and other current assets	3,237	3,109

Total current assets	10,992	41,785
Property and equipment, net	3,320	13,953
Restricted cash	—	2,757
Other assets	419	3,065

Total assets	$14,731	$61,560

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	58,198	11,517
Total noncurrent liabilities	28,191	101,696
Total stockholders’ deficit	(71,658)	(51,653)

Total liabilities and stockholders’ deficit	$14,731	$61,560